Exhibit 99.1
Protalix BioTherapeutics Receives Research Grant of over $6 million from the Israeli Government’s Office of the Chief Scientist
CARMIEL, Israel, March 11, 2009 (Business Wire) — Protalix BioTherapeutics, Inc. (NYSE Alternext US:PLX), announced today that the Office of the Chief Scientist (“OCS”) of Israel’s Ministry of Industry, Trade and Labor has awarded a grant of over $6 million to the Company for calendar year 2009. The OCS awarded the grant to the Company to promote the advancement of the Company’s clinical and preclinical drug development programs.
The terms of the grant provide that a significant amount of the funds awarded are to be used in connection with the development of the Company’s phase III clinical trial of prGCD, the Company’s plant cell expressed recombinant Glucocerebrosidase enzyme for the treatment of Gaucher disease. prGCD is currently the subject of a phase III clinical trial under the Special Protocol Assessment (SPA) process of the United States Food and Drug Administration in which prGCD is being studied as an enzyme replacement therapy for Gaucher disease. Enrollment for the phase III clinical trial was completed in December 2008, and the Company expects to report top-line results of the trial in the second half of 2009. The Company plans to submit a New Drug Application (NDA) for prGCD to the FDA, the Israeli Ministry of Health and other comparable regulatory agencies in other countries in the fourth quarter of 2009. In addition to the funds allocated to the development of prGCD, the grant includes a smaller amount of funds for the advancement of two of the other drug candidates in the Company’s pipeline, acetylcholinesterase (AChE) and PRX-102. Funds from the grant are to be applied to the Company’s preclinical development and, if the preclinical development is successful, to a phase I clinical trial of a plant cell-based acetylcholinesterase (AChE) for several therapeutic indications, including a biodefense program for anti-organophosphate nerve agent treatment. Funds are also to be applied to the Company’s preclinical development PRX-102, a therapeutic enzyme for the treatment of Fabry disease. The grant is available through the end of 2009 and funds are to be made available to the Company over the course of the year based on actual expenditures made by the Company in connection with the designated programs.
“As we make strides to transform Protalix from a clinical development Company to a commercial organization, we appreciate the continued support of the OCS,” said Dr. David Aviezer, President and Chief Executive Officer of the Company. “We believe that this grant represents a vote of confidence for our product candidates and technology, and strengthens our relationship with the Government of Israel.”
About the Application to the Office of the Chief Scientist
Grants from the OCS are judged on various criteria including innovation and uniqueness of the technology or product, potential market forecasts, and capabilities of the company in areas including financial strength, R&D capabilities, and management experience.

The Chief Scientist is largely focused on promoting the growth of commercial research and development in Israel. Its implementation of a 1984 government policy, codified in the Law for the Encouragement of Industrial Research and Development, includes various assistance programs that provide qualifying companies in high-tech industries with incentives to avidly undertake R&D activities. By sharing the risks inherent in high-tech research and development projects, the Israeli government hopes to facilitate expansion of its growing technological infrastructure, a main component of the country’s economy. The Company is required to repay to the OCS up to 100% of grants actually received through payments of royalties at a rate of 3% to 6% of the revenues generated from an OCS-funded project, depending on the period in which revenues were generated.
About Protalix BioTherapeutics
Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx™ presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is conducting a phase III pivotal study for its lead product candidate, prGCD, to be used in enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans. Protalix has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix has completed enrollment for this study and is treating patients in its pivotal phase III clinical trial in North America, South America, Israel, Europe and South Africa. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.
Contact:
 Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com